EXHIBIT 10.1

CAMCO FINANCIAL CORPORATION

2010 EQUITY PLAN

RESTRICTED STOCK

AWARD AGREEMENT

Camco Financial Corporation (the “Company”) hereby grants the undersigned Participant an award consisting of Shares of Restricted Stock as set forth herein (the “Award”). The Award is subject to the terms and conditions described in the Camco Financial Corporation 2010 Equity Plan (the “Plan”) and this Restricted Stock Award Agreement (this “Award Agreement”).

1. Name of Participant: [insert]

2. Grant Date:                     , 20         (the “Grant Date”)

3. Award: The Award consists of [insert number] Shares of Restricted Stock.

4. Vesting of Award: Subject to the Participant’s continued employment on the applicable vesting date (each a “Vesting Date”), the Restricted Stock shall vest as follows: [describe]

5. Effect of Termination; Change in Control:

(a)	Effect of Death or Disability. If the Participant terminates prior to a Vesting Date, any Restricted Stock that is unvested as of the date of termination shall be forfeited. Notwithstanding the foregoing, in the event of the Participant’s death or Disability prior to any Vesting Date, any unvested Restricted Stock shall become immediately vested as of the date of death or Disability.

(b)	Effect of Change in Control. In the event of a Change in Control, all unvested Restricted Stock shall become immediately vested.

6. Transferability: Until the Restricted Stock vests as described in this Award Agreement, the Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated.

7. Settlement: If the applicable terms and conditions of this Award Agreement are satisfied, Shares of Restricted Stock shall be released from any transfer restrictions or delivered to the Participant as soon as practicable, but not later than 30 days after all applicable restrictions have lapsed.

8. Rights of Participant Before Vesting: Before the Restricted Stock vests, the Participant shall be entitled to (a) exercise full voting rights associated with such Restricted Stock and (b) receive all dividends and other distributions paid with respect to such Restricted Stock during the restricted period; provided, however, that any dividends or other distributions paid in Shares shall be subject to the same terms and conditions as the Restricted Stock with respect to which they are paid.

9.	Miscellaneous:

(a)	Non-Transferability. The Award may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, except by will or the laws of descent and distribution.

(b)	Beneficiary. Any Restricted Stock that is settled after the Participant’s death shall be made to the Participant’s beneficiary. Unless otherwise specifically designated by the Participant in writing, the Participant’s beneficiary shall be the Participant’s spouse or, if none, the Participant’s estate.

(c)	No Right to Continued Service or to Awards. The granting of an Award shall impose no obligation on the Company or any Affiliate to continue the employment of a Participant or interfere with or limit the right of the Company or any Affiliate to terminate the employment of the Participant at any time, with or without Cause, which right is expressly reserved.

(d)	Tax Withholding. The Company or an Affiliate, as applicable, shall have the power and right to deduct, withhold or collect any amount required by law or regulation to be withheld with respect to any taxable event arising with respect to the Award. To the extent permitted by the Committee, in its sole discretion, this amount may be: (i) withheld from other amounts due to the Participant, (ii) withheld from the value of any Award being settled or any Shares transferred in connection with payment of the Award, (iii) withheld from the vested portion of any Award (including Shares transferable thereunder), whether or not being paid at the time the taxable event arises, or (iv) collected directly from the Participant. Subject to the approval of the Committee, the Participant may elect to satisfy the withholding requirement, in whole or in part, by having the Company or an Affiliate, as applicable, withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction; provided that such Shares would otherwise be distributable to the Participant at the time of the withholding and if such Shares are not otherwise distributable at the time of the withholding, provided that the Participant has a vested right to distribution of such Shares at such time. All such elections shall be irrevocable and made in writing and shall be subject to any terms and conditions that the Committee, in its sole discretion, deems appropriate.

(e)	Section 83(b) Election. The Participant may file an election pursuant to Section 83(b) of the Code to be taxed currently on the Fair Market Value of the Shares of Restricted Stock (less any purchase price paid for the Shares). The election shall be made on a form provided by the Company and must be filed with the Internal Revenue Service no later than 30 days after the Grant Date. The Participant must seek the advice of the Participant’s own tax advisors as to the advisability of making such an election, the potential consequences of making such an election, the requirements for making such an election, and the other tax consequences of the Restricted Stock under federal, state, and any other laws that may be applicable. The Company and its Affiliates and agents have not and are not providing any tax advice to the Participant.

(f)	Requirements of Law. The grant of the Award is subject to all applicable laws, rules and regulations (including applicable federal and state securities laws) and to all required approvals of any governmental agencies or national securities exchange, market or other quotation system.

(g)	Governing Law. The Plan and the Award Agreement shall be governed by and construed in accordance with the laws of (other than laws governing conflicts of laws) the State of Ohio.

(h)	Award Subject to Plan. The Award is subject to the terms and conditions described in this Award Agreement and the Plan, which is incorporated by reference into and made a part of this Award Agreement. In the event of a conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan shall govern. The Committee has the sole responsibility of interpreting the Plan and this Award Agreement, and its determination of the meaning of any provision in the Plan or this Award Agreement shall be binding on the Participant. Capitalized terms that are not defined in this Award Agreement have the same meanings as in the Plan.

(i)	Captions. The captions of this Award Agreement are for convenience of reference only and do not define or limit the provisions hereof.

(j)	Signature in Counterparts. This Award Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

PARTICIPANT

Date:
Signature

Print Name

CAMCO FINANCIAL CORPORATION

By:	Date:

Its: